Exhibit 10.3

THIS EMPLOYMENT AGREEMENT is made

BETWEEN:

(1)	AXIS SPECIALTY EUROPE SE a company registered in Ireland under number 353420 whose registered office is at Mount Herbert Court, 34 Upper Mount Street, Dublin 2, Ireland including AXIS SPECIALTY LONDON, its UK branch located at Plantation Place South, 60 Great Tower Street, London EC3R 5AZ and 20 Gracechurch Street, London EC3V 0BG (referred to as the “Company”) a wholly owned subsidiary of AXIS CAPITAL HOLDINGS LIMITED (the “Parent Company”); and

(2)	JOHN GRESSIER of [home address] (referred to as the “Employee” or “you” or “your” as the context requires)

1.	COMMENCEMENT OF EMPLOYMENT

1.1	Your continuous employment commenced on 1 April 2002.

1.2	This Appointment shall commence on 5 December 2013 and shall continue, subject to the remaining terms of this Agreement, until it terminates on 31 December 2016 without the need for notice (the “Fixed Term”).

1.3	You warrant that at the time of entering into this Agreement you have the right to work in the United Kingdom and you agree to provide to the Company copies of all relevant documents in this respect at the request of the Company. If at any time during the course of this Agreement you become aware that you are no longer eligible under applicable law to work in the United Kingdom you agree to promptly notify the Company.

2.	JOB TITLE & DUTIES

2.1	You shall serve the Company as Chief Executive Officer of the AXIS Insurance segment of the Parent Company or in any other capacity as you and the Company may agree.

2.2	Your duties and responsibilities will include oversight of the insurance business of the Parent Company and its direct and indirect subsidiaries (collectively the Parent Company). You will report directly and exclusively to the Chief Executive Officer of the Parent Company. You will be expected to devote the whole of your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities to the Parent Company on an exclusive basis, including services to subsidiaries and affiliates of the Parent Company on a basis consistent with your position with the Parent Company, as requested by the Chief Executive Officer and President or Board of Directors of the Parent Company (the “Board”), and shall faithfully and diligently endeavour to promote the business and best interests of the Company and its subsidiaries and affiliates. Anything herein to the contrary notwithstanding, nothing shall preclude you from (i) upon the written approval of the Parent Company’s Board, serving on the board of directors of another corporation or a trade association; (ii) serving on the board of charitable organisations, (iii) engaging in charitable, community and other business affairs, and (iv) managing your personal investments and affairs, providing such activities do not, in the reasonable judgment of the Company, materially interfere with the proper performance of your responsibilities and duties hereunder.

2.3	You may not, without the prior written consent of the Company, engage, whether directly or indirectly in any business or employment which is similar to or competitive with the business of the Company or which may impair your ability to act at all times in the best interests of the Company.

3.	PLACE OF WORK

3.1	Your place of work will be at the AXIS Specialty London offices or such other place of business as the Company may reasonably require. You may also be expected to work at other locations as reasonably directed by the Company either on a temporary or permanent basis. In addition, you may be required to travel within the UK or abroad to carry out your responsibilities.

3.2	During your period of employment, you may also be required to work for a Parent Company or at another office or location for such period(s) of time as the Company may reasonably require.

4.	REMUNERATION

4.1	Your salary will be £585,000 per annum, less any deductions required by law, and payable pursuant to the Company’s customary payroll procedures (the “Base Salary”).

4.2	You agree that the Company may deduct from the Base Salary or any other sum due to you (including any pay in lieu of notice) any amounts due to any Parent Company including, without limitation, any overpayment of salary, loan or advance.

4.3	The Base Salary shall be reviewed annually. The Company is under no obligation to award an increase following a review.

5.	BONUS & EQUITY

5.1

You will be eligible to earn a cash bonus for each fiscal year of the Parent Company ending during the Employment Term, you will be eligible to earn an annual cash bonus (“Annual Bonus”). Your target Annual Bonus is 125% of your current remuneration if the Parent Company achieves certain performance objectives and subject to your individual performance pursuant to the Parent Company’s 2013 Executive Annual Incentive Plan (as may be amended from time to time) or any successor plan. Except as provided in Clauses 14, 15, 16 and 18 below the Annual Bonus for each period will be paid only if you are actively employed with the Company on the date of disbursement.

Any Annual Bonus payable hereunder shall be paid in the calendar year following the applicable fiscal year of the Parent Company, after it has been determined by the Compensation Committee of the Board of Directors of the Parent Company (the “Compensation Committee”).

5.2	You will be eligible to participate in the Parent Company’s 2013 Executive Long Term Equity Compensation Program (the “Program”) (as may be amended from time to time) or a successor plan with an initial annual target share or unit award valued at $1,400,000 subject to the rules of the Program and an award agreement in such form as the Compensation Committee may determine from time to time.

6.	PENSION SCHEME

6.1	You are eligible to participate in the Company’s pension scheme subject to and in accordance with the terms of the Scheme. The Company’s contribution will be 15% of your salary. You will be subject to all the terms and conditions of the Pension Scheme.

6.2	There is no contracting-out certificate in force under the Pensions Schemes Act 1993 in respect of your employment.

7.	OTHER BENEFITS

7.1	From the commencement of your employment you shall be entitled, subject to any eligibility requirements or policy terms, to Life Assurance, Permanent Health Insurance and Private Medical Insurance with BUPA Select.

7.2	All insured benefits are subject to the policy terms and conditions upon which they are incepted or renewed. Private Medical Insurance is offered to you and, if appropriate, to your spouse/same sex civil partner and/or dependant children meeting the underwriting criteria acceptable to the Company. In the event that an insurer of any insured benefit provided to you under this Agreement does not meet a claim made by you or on your behalf, then you shall have no claim against the Company in respect of that insured benefit.

7.3	The Company offers the benefit of Accor’s Childcare Vouchers as childcare assistance to its employees, as set forth in the Employee Handbook.

8.	EXPENSES

8.1	The Company shall reimburse all reasonable out of pocket expenses properly incurred by you in the performance of your employment duties provided you follow the Company’s guidelines/allowances in force at the relevant time and provided that you shall, where reasonably practicable, provide the Company with vouchers, invoices or such other evidence of such expenses as the Company may reasonably require.

9.	HOURS OF WORK

9.1	Your normal working hours are Monday to Friday from 9am to 5pm on each working day with one hour for lunch. From time to time you may be required to work such other hours as the Company considers necessary for you to perform your duties for which no further remuneration is payable.

9.2	By entering into this Agreement you confirm, for the purposes of the Working Time Regulations 1998 (the “Regulations”), that you agree to work in excess of 48 hours per week if and when required. You may vary this additional hours consent by giving three months’ notice in writing to the human resources department. Please see the Working Time Policy in the Employee Handbook.

10.	HOLIDAYS

10.1	In addition to the UK public holidays you will be entitled to 25 working days’ paid holiday in each calendar year. The holiday will accrue on a pro rata basis throughout each calendar year.

10.2	Upon termination of your employment you will receive pay in lieu of accrued but untaken holiday and the Company may deduct an appropriate sum in respect of days taken in excess of your pro rata entitlement from your final remuneration. The Company may require you to take any unused holiday entitlement during a Garden Leave period.

11.	SICKNESS AND OTHER ABSENCE

11.1	If you are unable to attend at work by reason of sickness or injury or any authorised reason you must inform the Company as soon as possible on the first day of absence, and in any event not later than 10:00 on the first day of absence and, in the case of absence of uncertain duration, you must keep the Company regularly informed of the reason for your continued absence and your likely date of return. You are expected to observe this rule very strictly since failure to do so entitle the Company to stop payment in respect of each day you fail to notify the Company.

11.2	If your absence, due to sickness or injury, is for less than seven (7) days, on your return to work you are required to immediately complete a self-certification form available from Payroll/HR. If your absence continues for more than seven (7) consecutive days (whether or not working days) you must provide the Company with a doctor’s certificate from the seventh consecutive day of sickness or injury. This doctor’s certificate must be provided to the Company promptly following the seventh consecutive day of absence. If illness continues after the expiry of the first certificate further certificates must be provided promptly to cover the whole period of absence.

11.3	Whether absent from work or not, you may be required to undergo a medical examination by a Company doctor and your consent will be sought for a report to be sent to the Company.

11.4	Provided that you comply with the sickness notification procedure set out above, you will continue to be paid normal salary for a period of up to six (6) months inclusive of statutory sick pay. However, any sums paid in excess of statutory sick pay will be at the Company’s sole discretion.

11.5	If due to sickness or injury you are unable to perform your normal duties, you may be required to undertake appropriate or reasonable alternative duties. Failure to comply with any reasonable request may entitle the Company to withhold the payment of the Company’s sick pay. This does not affect your right to statutory sick pay

11.6	The payment of sick pay in accordance with this clause is without prejudice to the Company’s right to terminate this Agreement on the grounds of incapacity prior to the expiry of your right to payments irrespective of any permanent health or permanent or long term disability insurance scheme in force in relation to you.

12.	GARDEN LEAVE

12.1	The Company reserves the right to require that you do not attend the Company premises or have contact with other employees or clients of the Company. This includes any period or part of any period during which you are serving notice as set out in clause 15 below (referred to in this Agreement as “Garden Leave”).

12.2	You will continue to owe all other duties and obligations (whether express or implied including fidelity and good faith) during such period of Garden Leave. During any period of Garden Leave you shall continue to receive full pay and benefits.

12.3	In the event that you are placed on Garden Leave, the Company is entitled to provide you with no duties or such duties as the Company shall in its absolute discretion determine. By placing you on Garden Leave, the Company will not be in breach of this Agreement or any implied duty of any kind whatsoever nor will you have any claim against the Company or any Company in respect of any such action.

12.4	During any period of Garden Leave you will remain readily contactable and available for work. In the event that you are not available for work having been requested by the Company to be so, you will, notwithstanding any other provision of this Agreement, forfeit any right to salary and contractual benefits.

12.5	During any period of Garden Leave, the Company may require you to deliver up any Confidential Information or property of the Company and upon instruction, delete any emails, spreadsheets or other Confidential Information and you will confirm your compliance with this clause 12.5 in writing if requested to do so by the Company.

12.6	During any period of Garden Leave, the Company may require you to take any outstanding holiday entitlement.

13.	NOTICE PERIOD

13.1	Notwithstanding clause 12 the Company may in its absolute discretion:

13.1.1	Require you to perform only such portion of your normal duties as it may allocate to you from time to time;

13.1.2	Require you not to perform any of your duties;

13.1.3	Require you not to have any contact with customers or clients of the Company nor any contact (other than purely social contact) with such employees of the Company as the Company shall determine;

13.1.4	exclude you from any premises of the Company.

13.2	If the Company elects to take such action as set out in clause 13.1 above such an election by the Company shall not constitute a breach by the Company of this Agreement.

14.	NON RENEWAL OF THE FIXED TERM

14.1	If, subject to remaining clauses of this Agreement, the Company does not employ you after the Fixed Term, and not for any other reason, the following will be provided to you upon termination of your employment, less any deductions required by law:

14.1.1	a lump sum amount equivalent to one year’s Base Salary at the rate in effect immediately prior to said termination, to be paid no later than (60) days following your termination;

14.1.2	with respect to the Annual Bonus for the 2016 calendar year, you will be excused from the requirement that you must be actively employed with the Company on the date of the disbursement in order to receive the Bonus;

14.1.3	you will be paid an amount equal to your target Annual Bonus for the calendar year 2016, calculated as if all targets were met, to be paid in a lump sum no later than (60) days following your termination;

14.1.4	with respect to the medical insurance coverage in effect for you as of the date of termination under the applicable group health insurance plan provided by the Company, if you elect to exercise any rights provided under said plan to purchase continued medical insurance coverage or to convert your medical insurance coverage under said plan to an individual policy, the Company will pay the premiums for said coverage at the level comparable to the coverage provided during your employment, for the period ending on the earlier of (i) the last day of the 12-month period beginning on your last day of employment, or (ii) the date on which you become eligible for other group health coverage; and

14.1.5	for so long as you shall remain in full compliance with the obligations and restrictions set out in this Agreement, and conditional on your continued compliance with them, all outstanding and unvested shares of common stock or units of Parent pursuant to the 2007 Long-Term Equity Compensation Plan as it may be amended from time to time, or any successor plan (“Restricted Shares”) previously granted to you which have not vested as of the date of your termination, if any, shall continue to vest on the applicable dates set forth in the applicable award agreements granting such Restricted Shares.

15.	TERMINATION WITH NOTICE

15.1	If you wish to terminate your employment you must give to the Company not less than 12 month’s notice in writing. If the Company wishes to terminate your employment, the Company will do so in accordance with the required statutory minimum notice period. This does not preclude the Company from terminating your employment without notice in certain circumstances.

15.2	Notwithstanding the provisions of clause 15.1 above you may terminate your employment by giving the Company written notice of your intent to terminate your employment as a result of at least one of the following events and provide the specific reasons within 30 days of such an event occurring and the Company does not make correction within (30) days of receiving your written notice, no later than (10) days within the end of such (30) day period: (i) if the scope of your position, authority or duties is materially adversely changed (except for changes during the Notice Period), or (ii) your Remuneration under this Agreement is not paid, or (iii) your Base Salary or Target Bonus is reduced below the level set forth herein, or (iv) you are notified by the Company that you are required to relocate to a place outside of the United Kingdom, or (v) you are assigned duties that are materially inconsistent with your position with the Company/Parent Company, or (vi) you are required to report to anyone other than the Parent Company’s Chief Executive Officer or the Board.

15.3	In the event that the Company terminates your employment in accordance with the provisions of Clause 15.1 hereof (but not for any other reason, including without limitation the provisions of Clauses 17 or 18 hereof) or you terminate your employment with the Company in accordance with the provisions of Clause 15.2 hereof (but not for any other reason, including without limitation the provisions of Clauses 15.1 and 18), and always conditional on your compliance with this Agreement during the Notice Period, then in addition to any amounts you have received during the Notice Period the following will be provided to you, less any deductions required by law, following the termination of the Notice Period:

15.3.1	a lump sum equal to one year’s Base Salary at the rate in effect immediately prior to said termination, to be paid no later than sixty (60) days following your termination;

15.3.2	with respect to the Annual Bonus for the calendar year prior to the calendar year in which your termination occurs, you will be excused from the requirement that you must be actively employed with the Company on the date of disbursement in order to receive the Bonus;

15.3.3	you will be paid an amount equal to the Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

15.3.4	you will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Company during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

15.3.5	with respect to the medical insurance coverage in effect for you as of the date of termination under the applicable group health insurance plan provided by the Company, if you elect to exercise any rights provided under said plan to purchase continued medical insurance coverage or to convert your medical insurance coverage under said plan to an individual policy, the Company will pay the premiums for said coverage at the level comparable to the coverage provided during your employment, for the period ending on the earlier of (i) the last day of the 12-month period beginning on your last day of employment, or (ii) the date on which you become eligible for other group health coverage; and

15.3.6	for so long as you shall remain in full compliance with the obligations set forth in clauses 22, 23 & 25 below, and conditional on such continued compliance, all Restricted Shares previously granted to you which have not vested as of the date of your termination, if any, shall continue to vest on the applicable dates set forth in the applicable award agreements granting such Restricted Shares.

15.4	You are required to mitigate any loss where this Agreement is terminated in accordance with this clause and any payment in lieu of notice may be reduced to take account of mitigation or any failure to mitigate on your part.

16.	TERMINATION DUE TO YOUR DEATH OR DISABILITY

16.1	In the event your employment is terminated due to your death or disability your beneficiary will be paid;

16.1.1	a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Company during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

16.1.2	you will be excused from the requirement that you must be actively employed with the Company on the date of the disbursement in order to receive the payment set out at clause 16.1.1; and

16.1.3	all outstanding and unvested restricted shares of the Common Stock of Parent Company shall immediately vest upon said termination.

17.	TERMINATION WITHOUT NOTICE

17.1	Your employment may be terminated immediately without notice where you:

(i)	commit gross misconduct which includes, but is not limited to, dishonesty, fraud, theft, being under the influence of alcohol or drugs at work, causing actual or threatening physical harm and causing damage to company property;

(ii)	breach of a legal enactment;

(iii)	breach of a fiduciary duty;

(iv)	are adjudicated bankrupt;

(v)	commit a material or repeated breach of your duties or any of the provisions of this Agreement or fail to observe the lawful directions of the Company;

(vi)	are convicted of a criminal offence (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which a non-custodial sentence is imposed);

(vii)	become of unsound mind or a patient for the purpose of any statute relating to mental health;

(viii)	fail to reach performance requirements set by the Company after receiving a written warning regarding your performance from the Company or you are disqualified or restricted from practising a profession which is essential to the performance of the duties of your position;

(ix)	act in a manner which in the opinion of the Company, brings the Company into disrepute or otherwise prejudices or is considered likely to prejudice the reputation of the Company;

(x)	in the reasonable opinion of the Company, are guilty of any serious negligence in connection with or affecting the business or affairs of the Company; and

17.2	Any delay or forbearance by the Company in exercising any right of termination in accordance with clause 16 will not constitute a waiver of such right.

17.3	The termination by the Company of your employment will be without prejudice to any claim which the Company may have for damages arising from your breach of this Agreement.

18.	TERMINATION UPON CHANGE OF CONTROL

18.1	For the purposes of this Agreement the “Change in Control” will be deemed to have occurred as of the first day of any of the following events occurring:

18.1.1

Any person or entity is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent representing 50% or more of the combined voting power of the Parent’s then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this clause, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Parent, (B) any acquisition by the Parent, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any affiliate of the Parent or (D) any acquisition by any entity pursuant to a transaction which complies with (A), (B) and (C) of clause 18.1.3 hereof;

18.1.2	Individuals who, as of the date of this Agreement, constitute the Board (hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board;

18.1.3

Consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction by and among the Parent and another person or entity, including, for this purpose, a transaction as a result of which another person or entity owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, in substantially the same proportions as their ownership of the Outstanding Parent Voting Securities immediately prior to such Business Combination; (B) no person or entity (excluding any entity resulting from such Business Combination, or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, or any employee benefit plan (or related trust) of the foregoing) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, except to the extent that such ownership existed with respect to the Parent prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which such Business Combination is effected or approved; or

18.1.4	Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent or the sale or other disposition of all or substantially all of the Parent’s assets.

18.2	Termination by the Company following Change in Control

18.2.1	In the event that within 24 months following a Change in Control as defined in clause 17.1 hereof the Company terminates your employment (but not for any other reason, including without limitation under clauses 14 or 17 hereof) then in addition to any amounts you have received during the Notice Period the following will be provided to you following the termination of the Notice Period:

18.2.1.1	a lump sum amount equal to one year’s Base Salary at the rate in effect immediately prior to said termination, to be paid no later than sixty (60) days following your termination;

18.2.1.2	with respect to the Annual Bonus for the calendar year prior to the calendar year in which your termination occurs, you will be excused from the requirement that you must be actively employed with the Company on the date of disbursement in order to receive the Bonus;

18.2.1.3	you will be paid an amount equal to two times the Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

18.2.1.4	you will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

18.2.1.5	with respect to the medical insurance coverage in effect for you as of the date of termination under the applicable group health insurance plan provided by the Company, if you elect to exercise any rights provided under said plan to purchase continued medical insurance coverage or to convert your medical insurance coverage under said plan to an individual policy, the Company will pay the premiums for said coverage at the level comparable to the coverage provided during your employment, for the period ending on the earlier of (i) the last day of the 12-month period beginning on your last day of employment, or (ii) the date on which you become eligible for other group health coverage; and

18.2.1.6	all outstanding and unvested Restricted Shares shall immediately vest upon said termination.

18.3	Termination by You for Good Reason following Change in Control

18.3.1	In the event that within 24 months following a Change of Control as defined in clause 18.1 you terminate your employment for good reason as set out in clause 15.2 hereof then the following will be provided to you:

18.3.1.1	a lump sum equal to one year’s Base Salary at the rate in effect immediately prior to said termination, to be paid no later than sixty (60) days following your termination;

18.3.1.2	with respect to the Annual Bonus for the calendar year prior to the calendar year in which your termination occurs, you will be excused from the requirement that you must be actively employed with the Company on the date of disbursement in order to receive the Bonus;

18.3.1.3	you will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

18.3.1.4	you will be paid an amount equal to two times the Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;

18.3.1.5	with respect to the medical insurance coverage in effect for you as of the date of termination under the applicable group health insurance plan provided by the Company, if you elect to exercise any rights provided under said plan to purchase continued medical insurance coverage or to convert your medical insurance coverage under said plan to an individual policy, the Company will pay the premiums for said coverage at the level comparable to the coverage provided during your employment, for the period ending on the earlier of (i) the last day of the 12-month period beginning on your last day of employment, or (ii) the date on which you become eligible for other group health coverage; and

18.3.1.6	all outstanding and unvested Restricted Shares shall immediately vest upon said termination.

19.	RESIGNATION FROM DIRECTORSHIPS AND OTHER OFFICES

19.1	In addition, upon your termination of employment with the Company for any reason, you agree to resign from all directorships and other offices that you hold in connection with your employment with the Company (including any directorships with subsidiaries or other affiliates of the Company) effective as of any date during the notice period.

20.	ANNOUNCEMENT

20.1	You and the Company agree that upon termination of your employment with the Company, or notice thereof, the Company will prepare an announcement as required by the London Stock Exchange and/or United States Securities and Exchange Commission.

21.	DISCIPLINARY, DISMISSAL AND GRIEVANCE PROCEDURES

21.1	A copy of the Company’s disciplinary; dismissal and grievance policies are set out in the Employee Handbook. These policies do not form part of your contract of employment.

21.2	The Company reserves the right to suspend you on full pay and benefits at any time for a reasonable period to investigate any matter that it reasonably believes you may be or may have been involved.

22.	OUTSIDE EMPLOYMENT, CONFIDENTIAL INFORMATION, CONFLICTING INTERESTS AND RETURN OF COMPANY PROPERTY

22.1

For the purposes of this Agreement, the expression “Confidential Information” shall include, but not be limited to, information which relates to any and all information (whether or not recorded in documentary form or on computer disk or tape) which may be imparted in confidence or which is of a confidential nature or which you may reasonably regard as being confidential or a trade secret concerning the business, business performance or prospective business, financial information or arrangements, plans or internal affairs of the Company, any Group Company or any of their respective or prospective customers including without prejudice to the generality of the foregoing all client or customer lists, all information, records and materials relating to underwriting premiums or quotes, income and receipts, claims records and levels, renewals, policy wording and terms, reinsurance quotas, profit commission, syndicate projections and forecasts, broker lists, know how, price sensitive information, technical information, reports, interpretations, forecasts, records, corporate and business plans and accounts, business methods, financial details, projections and targets, remuneration and personnel details, planned products, planned services, marketing surveys, research reports, market share and pricing statistics, budgets, fee levels, computer passwords, the contents of any databases, tables, know how documents or materials, commissions, commission charges, pricing policies and all information about research and development, the Company’s or any Group Company’s suppliers’, customers’ and clients’ names, addresses (including email), telephone, facsimile or other contact numbers and contact names, the nature of their business operations, their requirements for services supplied by the Company or any Group Company and all confidential aspects of their relationship with the Company or any Group Company.

22.2	You shall not, without the prior written consent of the Company, either solely or jointly, directly or indirectly, carry on or be engaged, concerned or interested in any other trade or business, including, but not limited to, carrying on business with the Company’s suppliers or dealers, save that nothing in this clause 22.2 shall prevent you from holding (with the prior written consent of the Company which shall not be unreasonably delayed or withheld) up to three percent (3%) of the issued equity share capital of any company where those equity shares are listed on a recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000) or traded on the Alternative Investment Market of the London Stock Exchange. Failure to secure advance permission in accordance with this clause may result in summary dismissal.

22.3	You will not (except with the prior written consent of the Company) other than in the proper course of your duties during the continuance of this Agreement, or at any time thereafter:

(a)	disclose or use for your own or for another’s purpose or benefit any Confidential Information of which you may learn while in the employment of the Company except as required by a court of law or any regulatory body or that which may be in or become part of the public domain other than through any act or default on your part;

(b)	copy or reproduce in any form or by or on any media or device or allow others access to copy or reproduce any documents (including without limitation letters, facsimiles and memoranda), disks, memory devices, notebooks, tapes or other medium whether or not eye-readable and copies thereof on which Confidential Information may from time to time be recorded or referred to (“Documents”); or

(c)	remove or transmit from the Company or any Group Company’s premises any Documents on which Confidential Information may from time to time be recorded.

22.4	Upon termination of your employment for any reason by either party, you must immediately return to the Company all company property including but not limited to documents, papers, records, keys, credit cards, security passes, accounts, specifications, drawings, lists, correspondence, catalogues or the like relating to the Company’s business which is in your possession or under your control and you must not take copies of the same without the Company’s express written authority.

23.	RESTRICTIVE COVENANTS

For the purpose of this clause the following expressions shall have the following meanings:-

“Prospective Customer” shall mean any person, firm, company or other business who was at the Termination Date negotiating with the Company or with any Group Company with a view to dealing with the Company or any Group Company as a customer;

“Restricted Business” shall mean any business that you have been engaged in during the twelve month period ending with the Termination Date;

“Restricted Customers” shall mean any person, firm, company or other business who was at any time in the twelve month period ending with the Termination Date a customer of the Company or any Group Company;

“Restricted Period” shall mean the period of twelve months from the Termination Date;

“Restricted Territory” shall mean Bermuda and the United Kingdom; and

“Termination Date” shall mean the date on which your employment under this Agreement terminates either due to you or the Company terminating in accordance with the terms of the Agreement or in breach of the terms of this Agreement.

23.1	During the course of your employment hereunder you are likely to obtain Confidential Information relating to the business of the Company or any Group Company and personal knowledge and influence over clients, customers, employees of the Company or any Group Company. You hereby agree with the Company that to protect the Company’s and any and all Group Company’s business interests, customer connections and goodwill and the stability of its or their workforce, that you will not during the Restricted Period (and in respect of sub-Clause (f) below only, at any time):

(a)	compete with the business of the Company or any Group Company by being directly or indirectly employed or engaged in any capacity by any person, firm or company which engages in or provides Restricted Business to Restricted Customers or Prospective Customers within the Restricted Territory;

(b)	compete with the business of the Company or any Group Company within the Restricted Territory either on your own account or for any person, firm or company directly or indirectly by having any dealings or transacting business in relation to Restricted Business with any Restricted Customer or Prospective Customer of the Company or Group Company and with whom you personally dealt in respect of Restricted Business in the pursuance of the employment hereunder in the twelve (12) months prior to the Termination Date;

(c)	compete with the business of the Company or any Group Company within the Restricted Territory either on your own account or for any person, firm or company directly or indirectly in relation to the supply of Restricted Business by soliciting or endeavouring to solicit or entice the business or custom of any Restricted Customer or Prospective Customer and with whom you personally dealt in respect of Restricted Business in the pursuance of the employment hereunder in the twelve (12) months prior to the Termination Date;

(d)	either on your own account or for any person, firm or company directly or indirectly solicit or entice away or endeavour to solicit or entice away any director or employee of the Company or any Group Company with whom you have had material personal dealings in the twelve (12) months prior to the Termination Date;

(e)	from the Termination Date for the purpose of carrying on any trade or business represent or allow you to be represented or held out as having any present association with the Company or any Group Company; and

(f)	from the Termination Date carry on any trade or business whose name incorporates the word AXIS or any deviation or extension thereof which is likely or which may be confused with the name of the Company or any Group Company.

23.2	While the restrictions set out in clause 23.1 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions set out in clause 23.1 shall apply with such deletions or restrictions or limitations as the case may be.

23.3	The restrictions contained in Clause 23.1 are held by the Company for itself and on trust for any other Group Company and shall be enforceable by the Company on their behalf or by any Group Company (at their request). You shall during the employment hereunder enter into direct agreements with any Group Company whereby you will accept restrictions in the same or substantially the same form as those contained in Clause 23.1.

23.4	In the event that the Company exercises its rights and places you on Garden Leave under Clause 12 then the Restricted Period shall be reduced by any period/s spent by you on Garden Leave prior to the Termination Date.

23.5	During the Restricted Period you shall provide a copy of the restrictions contained at Clauses 22 and 23 to any employer or prospective employer or any other party with whom he becomes or will become engaged or provide service or services to.

24.	INTELLECTUAL PROPERTY

24.1	You agree that all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered or otherwise protected or protectable, and regardless of whether containing or constituting Trade Secrets or Confidential Information as defined in this Agreement (referred to collectively as “Intellectual Property”), that were conceived, developed or made by you during the period of your employment by the Company and that relate directly to the Company’s insurance and reinsurance business and any other business in which the Company was engaged as of the date of your termination of employment with the Company (the “Proprietary Interests”), shall belong to and be the property of the Company.

24.2	You further covenant and agree that you will: (i) promptly disclose such Intellectual Property to the Company; (ii) make and maintain for the Company, adequate and current written records of your innovations, inventions, discoveries and improvements; (iii) assign to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all foreign countries; (iv) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its proprietary interests therein; and (v) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property.

24.3	You further covenant and agree that it shall be conclusively presumed as against you that any Intellectual Property related to the Proprietary Interests described by you in a patent, service mark, trademark, or copyright application, disclosed by you in any manner to a third person, or created by you or any person with whom you have any business, financial or confidential relationship, within one (1) year after cessation of your employment with the Company, was conceived or made by you during the period of employment by the Company and that such Intellectual Property be the sole property of the Company.

24.4	Nothing in this clause 24 shall be construed as granting or implying any right to you under any patent or unpatented intellectual property right of the Company, or your right to use any invention covered thereby.

24.5	In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any information protected by clauses 22 and 23 (collectively, “Restricted Material”,) you agree to provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you may furnish that portion (and only that portion) of the Restricted Material which you are legally compelled to disclose and will exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Restricted Material so furnished.

25.	BUSINESS CONDUCT

25.1	Upon joining the Company and every year thereafter you will be required to sign a certificate that you fully understand your responsibilities to comply with the Code of Business Conduct and that you know of no violations of the Code of Business Conduct or, if there have been violations requiring disclosure, that they have been disclosed to your line manager or the General Counsel of the Parent Company.

26.	COLLECTIVE AGREEMENTS

26.1	There are no collective agreements which directly affect your terms and conditions of employment.

27.	DATA PROTECTION

27.1	For the purposes of this clause the following expressions shall have the following meanings:-

“Personal Data” means data which relate to a living individual who can be identified from those data or from those data and other information which is in the possession of, or is likely to come into the possession of, the data controller and includes any expression of opinion about the individual and any indication of the intentions of the data controller or any other person in respect of the individual.

“Sensitive Personal Data” means personal data consisting of information as to racial or ethnic origin, political opinions, religious beliefs or other beliefs of a similar nature, membership of a trade union (within the meaning of the Trade Union & Labour Relations (Consolidation) Act 1992), physical or mental health or condition, sexual life, the commission or alleged commission of any offence or any proceedings for any offence committed or alleged to have been committed, including the disposal of such proceedings or the sentence of any Court in such proceedings.

27.2	For the purposes of the Data Protection Act 1998 by signing this Agreement you give your consent to the holding and processing of personal data and sensitive personal data relating to you by the Company for all purposes relating to the performance of this Agreement including but not limited to:

(i)	administering and maintaining personnel records;

(ii)	paying and reviewing salary and other remuneration and benefits;

(iii)	undertaking performance appraisals and reviews;

(iv)	maintaining sickness and other absence records;

(v)	taking decisions as to your fitness for work;

(vi)	providing references and information to future employers, and if necessary, to governmental and quasi governmental bodies for social security and other purposes;

(vii)	providing information to potential future purchasers of the Company or any Group Company or of the business(es) in which you work;

(viii)	transferring information about you to a country or territory outside the EEA;

(ix)	providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance); and

(x)	the monitoring of communications via the Company’s systems.

27.3	A copy of the Company’s policy on employee monitoring is set out in the Employee Handbook and you hereby consent to the Company monitoring you for the purposes specified therein.

28.	THIRD PARTY RIGHTS

28.1	A person who is not a party to this Agreement may not under the Contracts (Rights of Third Parties) Act 1999 enforce any of the terms contained herein.

29.	GROUP COMPANIES

29.1	In this Agreement “Group Company” means a subsidiary or affiliate and any other company which is for the time being a holding company of the Company or another subsidiary or affiliate of any such holding company as defined by the Companies Act 1985(as amended) and ‘Group Companies’ will be interpreted accordingly.

29.2	The Company is authorised and supervised by the Irish Financial Supervisory Regulatory Authority. AXIS Specialty London is also subject to certain regulation by the UK Financial Services Authority. You should become familiar with the Company’s regulatory permissions and consult the Compliance Officer should you have any questions.

30.	ENTIRE AGREEMENT

30.1	These terms and conditions constitute the entire agreement between the Company and you and supersede any other agreement whether written or oral previously entered into.

31.	JURISDICTION AND CHOICE OF LAW

31.1	This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, without regard to the conflict of laws principles thereof, and the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

32.	NOTICES

32.1	Any notices with respect to this Agreement shall be in writing and shall be deemed given if delivered personally (upon receipt), sent by facsimile (which is confirmed) or sent by first class post addressed, in the case of the Company, to its registered office for the attention of the General Counsel and in your case addressed to your address last known to the Company.

33.	EMPLOYEE HANDBOOK & OTHER COMPANY POLICIES AND PROCEDURES

33.1	In addition to the terms and conditions of this Agreement, you will be subject to such employee policies and procedures as may be implemented by the Company from time to time, and are applicable to you, including but not limited to the policies and procedures as set out in the Company’s Employee Handbook.

34.	SEVERABILITY

34.1	In the event that any condition contained in this Agreement is held to be void in whole or in part for any reason, such unenforceability will not affect the enforceability of the remaining conditions contained in this letter and such void conditions will be deemed to be severable.

SIGNED BY

/s/ Joe England

ON BEHALF OF AXIS SPECIALTY EUROPE SE

DATED	5 December 2013

SIGNED	/s/ John Gressier

John Gressier

DATED	5 December 2013